EXHIBIT 99.1


Contact:  Susan B. Railey                                  FOR IMMEDIATE RELEASE
          (301) 468-3120
          Sharon Bramell
          (301) 231-0351

                    AIM 85 REPORTS FIRST QUARTER NET EARNINGS
                              OF 12 CENTS PER UNIT
                    -----------------------------------------

     ROCKVILLE, MD, May 6, 2003--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended March 31, 2003 of approximately $1.5 million (12 cents per unit) compared to approximately $2.6 million (21 cents per unit) for the three months ended March 31, 2002. Net earnings decreased compared to the corresponding period in 2002 primarily due to decreases in gains on mortgage dispositions and mortgage investment income.

     Gains on mortgage dispositions decreased for the three months ended March 31, 2003, as compared to the corresponding period in 2002. During the first three months of 2003, AIM 85 recognized gains of approximately $453,000 from the prepayment of one mortgage and the assignment of two mortgages. This compares to gains recognized of approximately $1.2 million from the prepayment of one mortgage and the assignment of three mortgages during the first three months of 2002. Mortgage investment income decreased for the first quarter of 2003 as compared to the first quarter of 2002, primarily due to a reduction in the mortgage base. The mortgage base has decreased approximately 19% since April 2002 due to ten mortgage dispositions with an aggregate principal balance of approximately $14.8 million.

     As of March 31, 2003, AIM 85 had invested in 26 insured mortgages and one debenture, described below, with an aggregate amortized cost of approximately $62.6 million, an aggregate face value of approximately $63.8 million and an aggregate fair value of approximately $64.8 million. A distribution of 7.5 cents per unit was declared in April 2003, payable on August 1, 2003, related to proceeds received in March 2003 from the prepayment of the mortgage on Stonebridge Apartments.

     In February 2003, HUD issued a 6.375% debenture in exchange for the mortgage on Baypoint Shoreline Apartments. The mortgage was owned jointly by AIM 85 and AIM 84. AIM 85 is entitled to receive 50%, or approximately $906,000, of the face value of the debenture when redeemed. As of May 1, 2003, AIM 85 has not received approval from HUD for the assignment of five mortgages, with an aggregate face value of approximately $6.8 million, which have been put to HUD under the Section 221 program. AIM 85 will continue to accrue interest on these mortgages until the debentures are transferred to the mortgagee and AIM 85 begins receiving the debenture interest from HUD.

     As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

              AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                              STATEMENTS OF INCOME
                                   (Unaudited)

                                                                               For the three months ended
                                                                                        March 31,
                                                                           -----------------------------------
                                                                               2003                   2002
                                                                           ------------           ------------
Income:
  Mortgage investment income                                               $  1,321,225           $  1,620,471
  Interest and other income                                                      24,024                106,204
                                                                           ------------           ------------
                                                                              1,345,249              1,726,675
                                                                           ------------           ------------

Expenses:
  Asset management fee to related parties                                       163,451                189,781
  General and administrative                                                    107,091                 98,974
                                                                           ------------           ------------
                                                                                270,542                288,755
                                                                           ------------           ------------
Net earnings before gains on
  Mortgage dispositions                                                       1,074,707              1,437,920

Gains on mortgage dispositions                                                  452,826              1,169,159
                                                                           ------------           ------------

Net earnings                                                               $  1,527,533           $  2,607,079
                                                                           ============           ============

Net earnings allocated to:
  Limited partners - 96.1%                                                 $  1,467,959           $  2,505,403
  General Partner -   3.9%                                                       59,574                101,676
                                                                           ------------           ------------
                                                                           $  1,527,533           $  2,607,079
                                                                           ============           ============

Net earnings per unit of limited
  partnership interest - basic                                             $       0.12           $       0.21
                                                                           ============           ============

Limited partnership units outstanding - basic                                12,079,514             12,079,514
                                                                             ==========             ==========


Balance Sheet Data:                                                          March 31,            December 31,
                                                                               2003                   2002
                                                                           ------------           ------------

Investment in insured mortgages                                            $ 62,825,057           $ 66,323,565
Total assets                                                                 70,364,408             78,237,534
